Exhibit 15.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

20/20 GENESYSTEMS, INC.

2019 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

20/20 GeneSystems, Inc. (the “Company”) hereby grants to the Grantee named below the following restricted stock award of its common stock. The terms and conditions of this award are set forth in the Restricted Stock Award Agreement and the 20/20 GeneSystems, Inc. 2019 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:

Name of Grantee:

Number of Shares:

Vesting Date(s):	Number of Shares:

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

20/20 GeneSystems, Inc.
2019 Stock Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

1. Restricted Stock Award. Upon execution of this Restricted Stock Award Agreement (this “Agreement”), the Company shall issue to the Grantee the number of shares (the “Shares”) of restricted common stock of the Company, $0.01 par value per share (the “Common Stock”), as is set forth in the Notice of Restricted Stock Award, subject to the restrictions and other terms set forth herein (the “Award”).

2. Adjustments of Shares. In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Shares covered by this Award may be adjusted pursuant to the Plan. Grantee’s Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

3. Restricted Period; Vesting.

(a) Except as otherwise provided herein, provided that the Grantee remains in continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Shares will vest in accordance with the vesting schedule set forth in the Notice of Restricted Stock Award. The period over which the Shares vest is referred to as the “Restricted Period.”

(b) The foregoing vesting schedule notwithstanding, if the Grantee’s Service terminates for any reason at any time before all of his or her Shares have vested [other than death, Disability, or upon the occurrence of a Change in Control], the Grantee’s unvested Shares shall be automatically forfeited upon such termination of Service and the Company shall have no further obligations to the Grantee under this Agreement.

(c) [The foregoing vesting schedule notwithstanding, in the event of the Grantee’s death or if the Grantee’s Service is terminated by the Company for Disability, 100% of the unvested Shares shall vest as of the date of such termination.]

(d) [The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control, 100% of the unvested Shares shall vest as of the date of the Change in Control.]

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Shares will be forfeited by the Grantee and all of the Grantee’s rights to such Shares shall immediately terminate without any payment or consideration by the Company.

5. Rights of Grantee.

(a) The Grantee shall be the record owner of the Shares until they are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Shares with respect to which they were paid.

(b) The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued may be retained by the Company until such time as the Shares vest.

(c) If the Grantee forfeits any rights under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to the Shares and shall no longer be entitled to vote or receive dividends on the Shares.

6. Restrictive Legends. All certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

(b) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

7. Investment Representations. In connection with the purchase of the Shares, Grantee represents to the Company the following:

(a) Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Grantee is purchasing the Shares for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) Grantee understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

(c) Grantee further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee further acknowledges and understands that the Company is under no obligation to register the Shares. Grantee understands that the certificate evidencing the Shares will be imprinted with a legend, which prohibits the transfer of the Shares unless the Shares are registered, or such registration is not required in the opinion of counsel for the Company.

(d) Grantee is familiar with the provisions of Rule 144 and Rule 701, under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” (as defined in the Securities Act) acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities exempt under Rule 701 may be sold by Grantee ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and the market stand-off provision described in Section 8 below. In the event that the sale of the Shares does not qualify under Rule 701 at the time of purchase, then the Shares may be resold by Grantee in certain limited circumstances subject to the provisions of Rule 144, which require, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after Grantee has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e) Grantee further understands that at the time Grantee wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 or Rule 701, and that, in such event, Grantee would be precluded from selling the Shares under Rule 144 or Rule 701 even if the minimum holding period requirement had been satisfied.

(f) Grantee further warrants and represents that Grantee has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Shares by virtue of the business or financial expertise of himself or of professional advisors to Grantee who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

8. Market Stand-Off Agreement. Grantee hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Grantee shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Grantee hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

9. Section 83(b) Election. Grantee understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Grantee understands that Grantee may elect to be taxed at the time the Shares were issued, rather than when and as the Restriction Period expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of grant. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Grantee understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Grantee. Grantee further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Grantee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award of the Shares hereunder, and does not purport to be complete. Grantee further acknowledges that the Company has directed Grantee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Grantee may reside, and the tax consequences of Grantee’s death. Grantee assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Shares. Grantee agrees that Grantee is responsible for consulting Grantee’s own tax advisor as to the tax consequences associated with Grantee’s Shares. The tax rules governing this Award are complex, change frequently and depend on the individual taxpayer’s situation.

10. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

11. No Rights to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Outside Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Service at any time, with or without cause.

12. Other Necessary Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13. Attorneys’ Fees. Grantee shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

14. Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Grantee and Grantee’s heirs, executors, administrators, successors and assigns. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

17. No State Qualification. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH ANY STATE SECURITIES LAW ADMINISTRATOR, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

18. No Oral Modification. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

19. Entire Agreement. This Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

20. The Plan And Other Agreements. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Restricted Stock Award, this Agreement, including its attachments, and the Plan constitute the entire understanding between Grantee and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. By signing this Agreement, Grantee acknowledges receipt of a copy of the Plan, and agrees that (a) Grantee has carefully read, fully understands and agrees to all of the terms and conditions described in this Agreement and the Plan; and (b) Grantee has been given an opportunity to consult Grantee’s own legal and tax counsel with respect to all matters relating to this Award prior to signing this Agreement and that Grantee has either consulted such counsel or voluntarily declined to consult such counsel.

21. Miscellaneous Provisions.

(a) Grantee understands and acknowledges that (i) the Plan is entirely discretionary, (ii) the Company and Grantee’s employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the Award does not in any way create any contractual or other right to receive additional awards at any time or in any amount and (iv) all determinations with respect to any additional awards, including (without limitation) the times when awards will be granted, the number of shares of stock offered, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

(b) Grantee understands and acknowledges that participation in the Plan ceases upon termination of Grantee’s Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

(c) Grantee hereby authorizes and directs its employer to disclose to the Company or any Subsidiary any information regarding Grantee’s employment, the nature and amount of Grantee’s compensation and the fact and conditions of Grantee’s participation in the Plan, as Grantee’s employer deems necessary or appropriate to facilitate the administration of the Plan.

(d) Grantee consents to the collection, use and transfer of personal data as described in this Subsection. Grantee understands and acknowledges that the Company, Grantee’s employer and the Company’s other Subsidiaries hold certain personal information regarding Grantee for the purpose of managing and administering the Plan, including (without limitation) Grantee’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any stock or directorships held in the Company and details of all options or any other entitlements to stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (the “Data”). Grantee further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. Grantee understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. Grantee authorizes such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering Grantee’s participation in the Plan, including a transfer to any broker or other third party with whom Grantee elect to deposit shares of stock acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of stock on Grantee’s behalf. Grantee may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Human Resources Department of the Company or its equivalent in writing.

(e) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

20/20 GeneSystems, Inc.

By:
Name:
Title:

Address:

Grantee:

(Signature)

Name (Please Print)

Address:

20/20 GeneSystems, Inc.
Restricted Stock Award Agreement